U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

ECO BRIGHT FUTURE INC.

(Exact name of registrant as specified in its charter)

Wyoming	87-2595314
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

World Trade Center El Salvador
Calle El Mirador, 87 Ave Norte
San Salvador El Salvador 00000

Registrant’s Principal Office

Registrant’s telephone number, including area code: (727-692-3348)

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Exchange Act: Common Stock, $0.001 per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller reporting company ☑
Emerging Growth Company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

We are filing this General Form for Registration of Securities on Form 10 to register our common stock, par value $0.001 per share (the “Common Stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Once this registration statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. We will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Unless otherwise noted, references in this registration statement to the “Company,” “Eco Bright,” “we,” “our,” or “us” means Eco Bright Future, Inc. Our principal place of business is located at World Trade Center El Salvador Calle El Mirador, 87 Ave Norte, San Salvador El Salvador 00000, and our telephone number is (727)-692-3348.

Eco Bright Future, Inc is a Wyoming corporation and was originally incorporated in Wyoming in August 2021 with the Wyoming Secretary of State.

We plan to optimize blockchain technology and tokenize Real World Assets (RWA) using our unique blockchain ecosystem. Tokenization of Real World Assets and smart contract implantation on the blockchain will be the primary focuses of the Company. We do not now nor do we ever intend to be a mining company to mine crypto currencies.

Management believes that the technologies available and the specialized blockchain present a stable business model with high growth potential. We are filing this Form 10 to begin reporting requirements to ensure our shareholders’ liquidity in their shares going forward, and to provide transparency to the market.

FORWARD-LOOKING STATEMENTS

There are statements in this registration statement that are not historical facts. These “forward-looking statements” can be identified by the use of terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties beyond our control. To discuss these risks, you should read this entire registration statement carefully, especially the risks discussed under the “Risk Factors” section. Although management believes that the assumptions underlying the forward-looking statements included in this registration statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward-looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and additional information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results. Accordingly, no opinion is expressed on the achievability of those forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this registration statement will transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

Item 1. Business.

Prior Operations

ORGANIZATIONAL HISTORY

We were incorporated in the State of Wyoming in August 2021. We filed a Regulation A Offering in April of 2022. In December of 2023 we completed a reverse merger with United Heritage, an El Salvador Corporation and Universa Hub Africa a Tunisian Corporation. A 1-U was filed in regards to this change of business on December 28, 2023. Upon restructuring and obtaining the necessary audits to initiate reporting we are now filing this form 10 registration.

Present Operations

Eco Bright Future, Inc., together with its subsidiaries, engages in the financial technology and blockchain business worldwide. It builds tools to help people in accessing the economy via mobile and digital services. It is also involved in digital asset tokenisation and digital asset trading, as well as digital wallet activities. The company is building an open source platform and developer infrastructure which enables everyone to access and participate in the global economy and Real-World Assets(RWA) tokenisation. Eco Bright Future, Inc. was founded in 2021 and is headquartered in Florida and El Salvador.

As the Company continues its business development and asset acquisitions, the Company anticipates our capital needs to be between $5,000,000 and $25,000,000 (varying based on growth strategies).

Employees

We have one full time employee, our President, George Athanasiadis and a part time CTO Tomaz Strgar. The Board retains consultants and advisors on as needed basis.  They are compensated with cash and also with the issuance of the Company’s common stock.

Facilities

Our corporate offices are located in Florida and El Salvador. Our main operations will be spread across Central America and Asia. Consultants, advisors and contract service providers will work from home offices and from our location in El Salvador.

ITEM 1A.  RISK FACTORS

Any investment in our securities is highly speculative.  The Company's business and ownership of shares of our common stock are subject to numerous risks.  You should not purchase our shares if you cannot afford to lose your entire investment. You should consider the following risks before acquiring any of our shares.

We need additional capital.

We need additional financing to grow our operations. The amount required depends upon our business operations, and how quickly we grow. Varying based on growth strategies, it is estimated between $5,000,000 and $25,000,000 will have to be raised over the next 2 years. We may be unable to secure this additional required financing on a timely basis, under terms acceptable to us, or at all. To obtain additional financing, we will sell additional equity securities, which will further dilute shareholders' ownership in us. Ultimately, if we do not raise the required capital, we may experience delayed growth or need to cease operations.

We are dependent upon our key personnel.

We are highly dependent upon the services of Tomaz Strgar, our Chief Technology Officer. If he terminated his services with us, our business would suffer.

There is only a limited trading market for our securities.

Our Common Stock is traded on the OTC Pink Sheets. The prices quoted may not reflect the price at which you can resell your shares. Because of the illiquid nature of our stock, we are subject to rules of the U.S. Securities and Exchange Commission that make it difficult for stockbrokers to solicit customers to purchase our stock. This reduces the number of potential buyers of our stock and may reduce the value of your shares. There can be no assurance that a trading market for our stock will continue or that you will ever be able to resell your shares at a profit, or at all.

Our management controls us.

Our current officers and directors own approximately 74% of our outstanding common stock and are able to affect the election of the members of our Board of Directors and make corporate decisions. Alexander Borodich, by his ownership of Class A Preferred Stock, has the right to vote 49% of our voting securities.

We have a going concern issue.

Eco Bright's consolidated financial statements are prepared using Generally Accepted Accounting Principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, Eco Bright has recently accumulated losses since its inception and has had negative cash flows from operations until 2023, which raise substantial doubt about its ability to continue as a going concern. Management's plans with respect to alleviating the adverse financial conditions that caused management to express substantial doubt about the Eco Bright's ability to continue as a going concern are as follows:

The ability to continue Eco Bright’s operations depends on its ability to generate and grow revenue and results of operations as well as our ability to access capital markets when necessary to accomplish strategic objectives. We expect to continue to incur losses for the immediate future and will need additional equity or debt financing until we can achieve profitability and positive cash flows from operating activities. Our future capital requirements for operations will depend on many factors, including the ability to generate revenues and obtain capital.

There can be no assurance that Eco Bright will be able to achieve its business plans, raise any more required capital or secure the financing necessary to achieve its current operating plan. The ability of Eco Bright to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Licensing and permissions to tokenize real world assets could take longer than expected in different jurisdictions.

Licensing and permission to tokenize real world assets legally in the jurisdictions in which we operate could be delayed or denied. If we are unable to obtain all the licenses we are expecting it could negatively impact our growth potential.

The Real World Asset (RWA) Tokenization Market is Highly Competitive and Fragmented.

There are a substantial number of companies attempting to enter this highly competitive market. We feel we have a good competitive advantage, however there are many companies we will compete with that are better funded than we are. There is no guarantee we will be able to take the market share we are expecting.

Reporting requirements under the Exchange Act and compliance with the Sarbanes-Oxley Act of 2002, including establishing and maintaining acceptable internal controls over financial reporting, are costly and may increase substantially.

The rules and regulations of the SEC require a public company to prepare and file periodic reports under the Exchange Act, which will require that the Company engage in legal, accounting, auditing, and other professional services. The engagement of such services is costly, and we are likely to incur losses that may adversely affect our ability to continue as a going concern. Additionally, the Sarbanes-Oxley Act of 2002 requires, among other things, that we design, implement and maintain adequate internal controls and procedures over financial reporting. The costs of complying with the Sarbanes-Oxley Act may make it difficult for us to design, implement and maintain adequate internal controls over financial reporting. If we fail to maintain an effective system of internal controls or discover material weaknesses in our internal control. In that case, we may not be able to produce reliable financial reports or report fraud, which may harm our overall financial condition and result in a loss of the investor confidence and a decline in our share price.

We cannot assure you that our Common Stock will be listed on an exchange.

Our common stock is currently traded on the Pink Sheets under the symbol EBFI. Our goal is to become a fully reporting company, and uplist to a larger exchange, if possible. However, we cannot assure you that we will be able to meet the initial listing standards of the stock exchanges or quotation medium we are hoping to uplist to, or that we will be able to maintain a listing of our Common Stock on any stock exchange. After the filing of this Form 10, we expect that our Common Stock would continue to be eligible to trade on the “pink sheets,” where our stockholders may find it more difficult to trade shares in our Common Stock or obtain accurate quotations as to the market value of our Common Stock. In addition, we would be subject to an SEC rule that, if we failed to meet the criteria outlined in such rule, imposes various practice requirements on broker-dealers who sell securities governed by such rule to persons other than established customers and accredited investors. Consequently, such a rule may deter broker-dealers from recommending or trading shares in our Common Stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital following a business combination.

Our Common Stock will likely be considered a “penny stock,” which may make it more difficult for investors to sell their shares due to suitability requirements.

Our common stock is currently deemed “penny stock,” as that term is defined under the Exchange Act. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that the exchange or system provides current price and volume information concerning transactions in such securities). Penny stock rules impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” generally refers to institutions with assets over $5,000,000 or individuals with a net worth in excess of $1,000,000 or an annual income exceeding $200,000 or $300,000 jointly with their spouse.

The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. Moreover, brokers/dealers are required to determine whether an investment in a penny stock is suitable for a prospective investor. A broker/dealer must receive a written agreement to the transaction from the investor setting forth the identity and quantity of the penny stock to be purchased. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or dispose of them. This could cause our stock price to decline.

We have never paid dividends on our Common Stock, and it is not guaranteed that we will in the future.

We have never paid dividends on our Common Stock, we have this option as valid to discuss on the management level and approve it. There are no assurances or guarantees that we will be able to pay dividends.

We are an “emerging growth company” under the JOBS Act of 2012. We cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). We may take advantage of certain exemptions from various reporting requirements that apply to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive, there may be a less active trading market for our common stock, and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of specific accounting standards until those standards would otherwise apply to private companies. We are taking advantage of the extended transition period to comply with new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in three years, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30.

Our status as an “emerging growth company” under the JOBS Act of 2012 may make it more challenging to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors, and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we cannot raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

We have the right to issue shares of preferred stock. If we were to issue preferred stock, it is likely to have rights, preferences, and privileges that may adversely affect the common stock.

We have preferred stock currently issued and outstanding and do have the ability to issue more. The issuance of these shares could adversely affect the common stock already outstanding. The aforementioned preferred stock allows the holder to vote 10 times for each share owned. Currently Alexander Borodich owns 10,000,000 shares representing 100,000,000 votes. These shares hold special voting rights but are not convertible into common stock of the company.

Item 2. Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operation.

The following presents managements analysis of the financial condition of Eco Bright Future, Inc. and Subsidaries (Eco Bright) as of December 31, 2023.

Business Operations

The financial statements presented are those of Eco Bright Future, Inc. (“Eco Bright”, or the “Company”) and its wholly owned subsidiaries United Heritage, Sociedad Anonmima De Capital Variable (“UHS”) and its wholly owned subsidiary Universa Hub Africa (“UHSA”), collectively, (“UHA”). The Company intends to carry on the business of UHA as an artificial intelligence and blockchain technology company that utilizes real world tokenization to create a virtual investment vehicle on the blockchain linked to tangible assets such as real estate, precious metals, art and collectibles. The Company intends to provide digital assets from El Salvador, tokenize assets and develop blockchain tools for entry to countries such as Tunisia and United Arab Emirates and plan to enter into agreements in connection with its blockchain products in Thailand, Indonesia, and Guatemala.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. We continuously evaluate our critical accounting policies and estimates. We base our estimates on historical experience and on various assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

We believe the following critical accounting policies are important to the portrayal of our financial condition and results of operations and require our management’s subjective or complex judgment because of the sensitivity of the methods, assumptions and estimates used in the preparation of our financial statements.

Revenue Recognition Policy

Eco Bright recognizes revenue in accordance with the provisions of Accounting Series Codification (“ASC”) 606, Revenue From Contracts With Customers (“ASC 606”), which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. ASC 606 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In general, the Company recognizes revenue based on the allocation of the transaction price to each performance obligation as each performance obligation in a contract is satisfied.

Income Tax

We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has incurred net operating loss for financial-reporting and tax-reporting purposes. Accordingly, any benefit for income taxes has been offset entirely by a valuation allowance against the related federal deferred tax asset for the years ended December 31, 2023 and 2022.

Results of Operations

For the Years Ended December 31, 2023 and 2022

Revenues and Cost of Sales

During the years ended December 31, 2023 and 2022, we recognized $32,132 and $0 in consulting revenue, respectively.

Operating Expenses

Operating expenses were $18,716 during the year ended December 31, 2023, compared to $14,409 during the year ended December 31, 2022. Operating expenses consisted of $14,946 and $8,083 in salaries and wages and $3,770 and $6,326 in general and administrative expenses during the years ended December 31, 2023 and 2022, respectively.

Other Income and Expenses

Other expenses were $285 during the year ended December 31, 2023, compared to $6,997 during the year ended December 31, 2022. Other expenses consisted of $474 and $0 in interest expense, $493 and $14 in other expenses and $0 and $6,983 in impairment expense during the years ended December 31, 2023 and 2022, respectively. We recognized $682 in other income during the year ended December 31, 2023, there was no such income during the year ended December 31, 2022.

Net Income (Loss)

As a result of the above, we recognized net income of $13,131 for the year ended December 31, 2023 and a net loss of $21,406 for the year ended December 31, 2022, respectively.

We anticipate losses from operations will increase during the next twelve months due to anticipated increased payroll expenses as we add necessary staff to continue planned operations and increases in legal and accounting expenses associated with maintaining a reporting company. We expect that we will continue to have net losses from operations for several years until revenues become sufficient to offset operating expenses.

Liquidity and Capital Resources of the Company

Current Assets

Current assets at December 31, 2023 totaled $17,400, consisting of $14,761 in cash, $1,657 in accounts receivable and $982 in other current assets. Total assets at December 31, 2022 were $6,245, consisting of $6,024 in cash and $221 in other current assets.

Current Liabilities

Total liabilities were all current as of December 31, 2023 and 2022 and consisted of accounts payable and accrued expenses totaling $10,868 and $12,641, respectively.

Net Cash Used in Operating Activities.

During the year ended December 31, 2023, our operating activities provided net cash of $8,737, compared to net cash used of $300 during the period ended December 31, 2022. Sources of cash during the year ended December 31, 2023 are mainly due to the $32,132 in revenue, partially offset by $5,168 in changes in cash used from operating assets and liabilities.

Uses of cash during the year ended December 31, 2022 are mainly due to the $21,406 net loss, partially offset by $6,492 in net non-cash expenses related to depreciation, impairment and gains and losses on currency translation, as well as $14,614 in changes in cash provided from operating assets and liabilities.

At December 31, 2023 we had a working capital of $6,532, compared to a working capital deficit of $6,396 at December 31, 2022.

Going Concern

At December 31, 2023, we only had $17,696 in assets and a $12,593 accumulated deficit. Our current liquidity resources are not sufficient to fund anticipated level of operations for at least the next 12 months from the date these consolidated financial statements were issued. As a result, there is substantial doubt regarding the Company’ ability to continue as a going concern.

The ability to continue Eco Bright’s operations depends on its ability to generate and grow revenue and results of operations as well as our ability to access capital markets when necessary to accomplish strategic objectives. We expect to continue to incur losses for the immediate future and will need additional equity or debt financing until we can achieve profitability and positive cash flows from operating activities. Our future capital requirements for operations will depend on many factors, including the ability to generate revenues and obtain capital.

There is no assurance that we will ever be profitable or that debt or equity financing will be available to us. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should we be unable to continue as a going concern. There is no assurance we will be successful in any of these goals.

Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements of any kind for the years ended December 31, 2023 or 2022.

MANAGEMENT

Name	Position	Age	Start Date
George Athanasiadis	CEO/Director	48	August 2021
Tomaz Strgr	CTO/Director	62	December 2023

George Athanasiadis and Tomaz Strgr have extensive experience in managing companies. Tomaz Strgr has over 10 years experience in managing Technology Companies and extensive background with blockchain technologies.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

 The following table sets forth information as to the shares of common stock beneficially owned as of December 31, 2022 by (i) each person known to us to be the beneficial owner of more than 5% of our common stock; (ii) each Director; (iii) each Executive Officer; and (iv) all of our Directors and Executive Officers as a group. Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of common stock shown as beneficially owned by them.

Directors and Executive Officers or 5% or more	Amount	Percent
2G Group LLC (George Athanasiadis sole member)	74,800,000	74.3%

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

During the year ended December 31, 2023, Eco Bright Future Inc. paid a total of $0 of wages to management.

Item 3. Properties.

Our corporate offices are located in Florida and El Salvador. Our main operations will be spread across Central America and Asia. Consultants, advisors and contract service providers will work from home offices and from our location in El Salvador.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

Directors and Executive Officers or 5% or more	Amount	Percent
2G Group LLC (George Athanasiadis sole member)	74,800,000	74.3%

Title of Class	Name and address of Beneficial Owner	Amount of shares owned	Nature of beneficial ownership	Percent of class	Voting Power
Common	2G Group George Athanasiadis (Florida)	74,800,000	Officer/Director	74.3%	37%
Preferred Series A	Alexander Borodich	10,000,000	Over 5%	100%	49%

Item 5. Directors and Executive Officers.

George Athanasiadis Director, President, Chief Executive Officer, Treasurer, Secretary, Age 48, director until Dec 31, 2025

Mr. Athanasiadis joined the Company as Chief Executive Officer, Secretary, and Principal Financial Officer in August 2021. Mr. Athanasiadis has a history of managing multiple successful businesses. He has experience at an executive level and has served on multiple boards and as an officer of multiple companies. He graduated from University of Florida with a Bachelor’s of Science in electrical engineering. He also has a masters degree in business and a masters degree in information technology. Mr. Athanasiadis has been elected to serve as director of the Company until March 31, 2025.

Tomaz Strgar Director, Chief Technology Officer, Age 62, director until Dec 31, 2025

Mr. Strgar has served as a Director of the Company since December 2023. Mr. Strgar has over 30 years experience in managing companies and assisting with technological advancement within companies. Mr. Strgar also has worked for the Ministry of Defense and is a retired colonel of the Slovenian Armed Forces. Mr. Strgar has been elected to serve as director of the Company until March 31, 2025.

The following table illustrates compensation accrued to director during the most recently ended fiscal year:

Name	Fees earned or paid in cash ($) (Wages Earned and Accrued)	Stock awards ($)	Option awards ($)	Non-equity incentive compensation plan ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
George Athanasiadis	-	-	-	-	-	-	-
Tomaz Strgar	-	-	-	-	-	-	-

Item 6. Executive Compensation.

During the previous year and through the 1st and 2nd quarter of this year Executive Compensation has been zero. Executive Compensation will begin as revenues increase.

Item 7. Certain Relationships and Related Transactions

There were no Related Party Transactions during the reporting period.

Item 8. Legal Proceedings.

None.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Our common stock is currently quoted on the OTC market "Pink Sheets" under the symbol EBFI. For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. The below prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

Period End Date	Low Price	High Price
Quarter ended Dec 2023	$0.20	$1.33
Quarter ended March 2024	$1.35	$3.15

Dividends

Holders of common stock are entitled to dividends when, as, and if declared by the Board of Directors, out of funds legally available therefore. We have never declared cash dividends on its common stock and our Board of Directors does not anticipate paying cash dividends in the foreseeable future as it intends to retain future earnings to finance the growth of our businesses. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends.

Securities Authorized for Issuance Under Equity Compensation Plans

No equity compensation plan or agreements under which our common stock is authorized for issuance has been adopted during the fiscal years ended December 31, 2023 and 2022. No Equity compensation plan or agreement is planned during the current fiscal year which will end December 31, 2024

Item 10. Recent Sales of Unregistered Securities.

The company issued 100,000,000 shares of common stock on August 31, 2021 as founder shares.

The company issued 490,000 shares of common stock from June 29, 2022 to June 7, 2023 as part of its regulation A offering for .10 per share.

The company issued 200,000 shares of common stock under rule 144 for services provided on June 29, 2022

No other shares of common stock have been issued.

Item 11. Description of Registrant’s Securities to be Registered.

As of the date of this Form 10 Information Statement, the Company had 100,690,000 shares of common stock outstanding. The Transfer agent for the company is Standard Transfer in Salt Lake City Utah.

Our Certificate of Incorporation authorizes the issuance of 750,000,000 shares of common stock, par value $0.001 per share. Our holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from legally available funds. In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase the Company's common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

Series A Preferred Shares

The Company is authorized to issue 100,000,000 shares of preferred stock, par value $0.001 per share. The 10,000,000 shares of Series A Preferred Stock (“Series A Preferred Stock”) outstanding were issued as founder shares of the company. The shares were transferred to Alexander Borodich on Dec 28, 2023 upon completion of the merger with Universa Hub Africa and United Heritage. The Preferred series A shares vote 10 common shares for every one share owned. The 10,000,000 preferred shares outstanding represent 100,000,000 votes in the common shares. The preferred series A shares are not convertible into common shares.

Item 12. Indemnification of Directors and Officers.

Our articles of incorporation, by-laws and director indemnification agreements provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the Company or, in the case of a director, is or was serving at our request as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Wyoming General Corporation Law against all expense, liability and loss reasonably incurred or suffered by such.

Section 17 of the Wyoming Statutes permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, ( i.e ., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Item 13. Financial Statements and Supplementary Data.

Not applicable to a Smaller Reporting Company per CFR § 229.302.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15. Financial Statements and Exhibits.

Report of Independent Registered Public Account Firm

To the Board of Directors and Stockholders
Eco Bright Future Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Eco Bright Future Inc. and Subsidiaries (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2023 and 2022, and the related notes to the financial statements. In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years ended December 31, 2023 and 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 3 to the financial statements, the entity has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to Eco Bright Future Inc. and Subsidiaries in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Eco Bright Future Inc. and Subsidiaries is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated in the Going Concern paragraph above is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter, providing a separate opinion on the critical audit mater or on the accounts or disclosures to which it relates.

We have served as Eco Bright Future, Inc. and Subsidiaries’ auditor since 2021.

Goff Backa Alfera and Company, LLC
Pittsburgh, Pennsylvania
April 29, 2024

ECO BRIGHT FUTURE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2023	2022
ASSETS

Current Assets:
Cash	$14,761	$6,024
Accounts receivable	1,657	—
Prepaid assets	982	221
Total Current Assets	17,400	6,245

Non-Current Assets
Computers and equipment	296	725
Total Assets	$17,696	$6,970

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

Current Liabilities:
Accounts payable, related party	$10,868	$12,641
Total Current Liabilities	10,868	12,641

Total Liabilities	$10,868	$12,641

Stockholders' Equity (Deficit):
Preferred Stock Series A; $0.001 par value, 100,000,000 and 0 shares authorized and 10,000,000 and 0 shares issued	10,000	—
Common stock; $0.001 par value, 750,000,000 and 2,000 shares authorized and 100,690,000 and 2,000 share issued and outstanding, respectively	100,690	19,108
Additional paid-in capital	(90,935)	—
Other comprehensive (loss) income	(334)	945
Accumulated deficit	(12,593)	(25,724)
Total Stockholders' Equity (Deficit)	6,828	(5,671)

Total Liabilities and Stockholders' Equity (Deficit)	$17,696	$6,970

See Independent Auditors’ Report and Notes to the Consolidated Financial Statements.

ECO BRIGHT FUTURE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2023	2022
REVENUES
Service revenue	$32,132	$—
Total revenues	32,132	—

OPERATING EXPENSES
Compensation expense	14,946	8,083
General and administrative	3,770	6,326
Total Operating Expenses	18,716	14,409

OTHER INCOME (EXPENSES)
Interest expense	(474)	—
Other expenses	(493)	(14)
Other income	682	—
Impairment expense	—	(6,983)
Total Other Income and Expenses	(285)	(6,997)

INCOME (LOSS) BEFORE INCOME TAXES	13,131	(21,406)
Provision for income taxes	—	—

NET INCOME (LOSS)	$13,131	$(21,406)

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation	(1,279)	1,002

OTHER COMPREHENSIE INCOME (LOSS)	$11,852	$(20,404)

INCOME (LOSS) PER COMMON SHARE
Basic	$0.00	$(0.00)
Diluted	$0.00	$(0.00)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	3,036,433	2,000
Diluted	3,036,433	2,000

See Independent Auditors’ Report and Notes to the Consolidated Financial Statements.

ECO BRIGHT FUTURE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY

	Preferred Stock		Common Stock		Additional Paid-	Retained (Deficit)	Accumulated Other Comprehensive	Total Stockholders’ (Deficit)
	Shares	Amount	Shares	Amount	In Capital	Earnings	Income (Loss)	Equity

Balance, December 31, 2021	—	$—	2,000	$20,822	$—	$(4,318)	$(57)	$16,447

Foreign currency translation	—	—	—	(1,714)	—	—	1,002	(712)

Net loss for the year ended December 31, 2022	—	—	—	—	—	(21,406)	—	(21,406)

Balance, December 31, 2022	—	$—	2,000	$19,108	$—	$(25,724)	$945	$(5,671)

Recapitalization for merger acquisition on December 20, 2023	10,000,000	10,000	100,688,000	100,690	(110,043)	—	(647)	—

Retirement of subsidiary common stock	—	—	—	(19,108)	19,108	—	—	—

Foreign currency translation	—	—	—	—	—	—	(632)	(632)

Net income for the year ended December 31, 2023	—	—	—	—	—	13,131	—	13,131

Balance, December 31, 2023	10,000,000	$10,000	100,690,000	$100,690	$(90,935)	$(12,593)	$(334)	$6,828

See Independent Auditors’ Report and Notes to the Consolidated Financial Statements.

ECO BRIGHT FUTURE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2023	2022
Cash Flows From Operating Activities:
Net income (loss)	$13,131	$(21,406)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation	440	454
Impairment of assets	—	6,983
Loss (gain) on foreign currency translation	334	(945)
Changes in operating assets and liabilities:
Accounts receivable	(1,657)	—
Other current assets	(761)	2,281
Accounts payable and accrued expenses	(2,750)	12,333
Net cash provided by (used in) operating activities	8,737	(300)

Net change in cash	8,737	(300)
Cash, beginning of year	6,024	6,324
Cash, end of year	$14,761	$6,024

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$474	$—
Cash paid for taxes	$—	$—

See Independent Auditors’ Report and Notes to the Consolidated Financial Statements.

ECO BRIGHT FUTURE, INC. AND SUBSIDIARIES
FOOTNOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
DECEMBER 31, 2023 and 2022

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

The financial statements presented are those of Eco Bright Future, Inc. (“Eco Bright”, or the “Company”) and its wholly owned subsidiaries United Heritage, Sociedad Anonmima De Capital Variable (“UHS”) and its wholly owned subsidiary Universa Hub Africa (“UHSA”), collectively, (“UHA”). Eco Bright was incorporated on August 31, 2021, under the laws of the State of Wyoming. UHS was incorporated on July 12, 2023, under the laws of the country of El Salvador and UHSA was incorporated on March 28, 2019, under the laws of the country of Tunisia. The Company intends to carry on the business of UHA as an artificial intelligence and blockchain technology company that utilizes real world tokenization to create a virtual investment vehicle on the blockchain linked to tangible assets such as real estate, precious metals, art and collectibles. The Company intends to provide digital assets from El Salvador, tokenize assets and develop blockchain tools for entry to countries such as Tunisia and United Arab Emirates and plan to enter into agreements in connection with its blockchain products in Thailand, Indonesia, and Guatemala.

On December 20, 2023, the Company entered into a Merger Agreement with United Heritage, Sociedad Anonmima De Capital Variable (“UHA”), a company organized and existing under the laws of El Salvador, with its head office located in San Salvador, El Salvador. The Merger agreement provides for the controlling owner and holder of 10,000,000 shares of the Company’s Series A Preferred Stock to transfer all of the Series A Preferred Stock to the beneficial owner of all of the 2,000 shares of capital stock of UHA, in exchange for the 2,000 shares of common stock being transferred to the Company and immediately retired.

The Merger Agreement was accounted for as a reverse recapitalization, whereby the Company, while being deemed the legal acquirer, is accounted for as a capital transaction, whereby UHA issued its equity for the net assets of the Company followed by a recapitalization of the Company’s common stock to reflect the equivalent number of the Company’s common stock with the difference being recorded in additional paid-in capital. The consolidated financial statements are based on UHA’s historical financial statements and the Company’s historical financial statements, as adjusted, to give effect to UHA’ reverse recapitalization of the Company.

Basis of Presentation

The Financial Statements and related disclosures have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States. Eco Bright has elected a calendar year-end.

Cash Equivalents

Eco Bright considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition Policy

Eco Bright recognizes revenue in accordance with the provisions of Accounting Series Codification (“ASC”) 606, Revenue From Contracts With Customers (“ASC 606”), which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. ASC 606 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In general, the Company recognizes revenue based on the allocation of the transaction price to each performance obligation as each performance obligation in a contract is satisfied.

ECO BRIGHT FUTURE, INC. AND SUBSIDIARIES
FOOTNOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
DECEMBER 31, 2023 and 2022

During the years ended December 31, 2023 and 2022, revenue of $32,132 and $0, respectively, was recognized from providing consulting services related to blockchain technology software development sales. The revenue was recognized upon being earned upon completion of services and acceptance by the customer.

Stock-Based Compensation

Eco Bright records stock-based compensation using the fair value method. Equity instruments issued to employees and the cost of the services received as consideration are accounted for in accordance with ASC 718, Stock Compensation and are measured and recognized based on the fair value of the equity instruments issued. All transactions with non-employees in which goods or services are the consideration received for the issuance of equity instruments are accounted for in accordance with ASC 515, Equity-Based Payments to Non-Employees, based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurements (“ASC 820”) and ASC 825, Financial Instruments (“ASC 825”), requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. It establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. It prioritizes the inputs into three levels that may be used to measure fair value:

Level 1 - Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 - Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 - Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The carrying values of cash, other current assets, property, accounts payable and accrued expenses approximate fair value. Pursuant to ASC 820 and 825, the fair value of cash is determined based on "Level 1" inputs, which consist of quoted prices in active markets for identical assets.

New Accounting Pronouncements

Eco Bright has implemented all new accounting pronouncements that are in effect and that may impact its financial statements. The Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Basic and Diluted Loss Per Share

Eco Bright presents basic earnings per share (EPS) on the face of the statements of operation. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including convertible debt, stock options, and warrants, using the treasury stock method, and convertible debt instrument, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

ECO BRIGHT FUTURE, INC. AND SUBSIDIARIES
FOOTNOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
DECEMBER 31, 2023 and 2022

The calculation of basic and diluted net income (loss) per share is as follows:

	For the Years Ended December 31,
	2023	2022
Basic Income (Loss) Per Share:
Numerator:
Net income (loss)	$13,131	$(20,461)
Denominator:
Weighted-average common shares outstanding	3,036,433	2,000
Basic net income (loss) per share	$0.00	$(0.00)

	For the Years Ended December 31,
	2023	2022
Diluted Income (Loss) Per Share:
Numerator:
Net loss	$13,131	$(20,461)
Denominator:
Weighted-average common shares outstanding	3,036,433	2,000
Diluted net income (loss) per share	$0.00	$(0.00)

Income Taxes

Eco Bright records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. Accounting standards regarding income taxes requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance, if based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed at each reporting period based on a “more likely than not” realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, the Company’s experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.

Significant judgment is required in evaluating the Company’s tax positions and determining its provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. Accounting standards regarding uncertainty in income taxes provides a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely, based solely on the technical merits, of being sustained on examinations. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.

NOTE 2 - INCOME TAXES

Eco Bright files income tax returns in the U.S. federal jurisdiction. Eco Bright’s policy is to recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

ECO BRIGHT FUTURE, INC. AND SUBSIDIARIES
FOOTNOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
DECEMBER 31, 2023 and 2022

Net deferred tax assets consist of the following components:

	For the Years Ended December 31,
	2023	2022
Deferred tax assets:
Net operating loss carry forward	$10,069	$7,262
Valuation allowance	(10,069)	(7,262)
Net deferred tax asset	$—	$—

The federal income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate of 21% to pretax income from continuing operations for the year ended December 31, 2023 and the year ended December 31, 2022 due to the following:

	For the Years Ended December 31,
	2023	2022
Pre-tax book income (loss)	$(2,807)	$(7,808)
Stock for services	—	42
Related party accrued expenses	—	504
Valuation allowance	2,807	7,262
Federal Income Tax	$—	$—

The Company had net operating losses of approximately $47,948 that can be used indefinitely. Due to the change in ownership in 2023, net operating loss carryforwards may be limited as to use in future years. In accordance with the statute of limitations for federal tax returns, the Company’s federal tax returns for the years 2021 through 2022 are subject to examination.

NOTE 3 - GOING CONCERN

Eco Bright's consolidated financial statements are prepared using Generally Accepted Accounting Principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, Eco Bright has recently accumulated losses since its inception and has had negative cash flows from operations until 2023, which raise substantial doubt about its ability to continue as a going concern. Management's plans with respect to alleviating the adverse financial conditions that caused management to express substantial doubt about the Eco Bright's ability to continue as a going concern are as follows:

The ability to continue Eco Bright’s operations depends on its ability to generate and grow revenue and results of operations as well as our ability to access capital markets when necessary to accomplish strategic objectives. We expect to continue to incur losses for the immediate future and will need additional equity or debt financing until we can achieve profitability and positive cash flows from operating activities. Our future capital requirements for operations will depend on many factors, including the ability to generate revenues and obtain capital.

There can be no assurance that Eco Bright will be able to achieve its business plans, raise any more required capital or secure the financing necessary to achieve its current operating plan. The ability of Eco Bright to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

ECO BRIGHT FUTURE, INC. AND SUBSIDIARIES
FOOTNOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
DECEMBER 31, 2023 and 2022

NOTE 4 - FOREIGN CURRENCY OPERATIONS

Eco Bright operates in foreign countries, specifically, Tunisia during the years ended December 31, 2023 and 2022. As such, assets and liabilities of foreign subsidiaries are translated into United States dollars at the rated of exchange in effect at year-end. The related translation adjustments are made directly to other comprehensive income or loss. Income and expenses are translated at the average rates of exchange in effect during the year. Foreign currency gains and losses are included in the results of operations and are generally classified in other income (expense) in the Consolidated Statements of Operations. Accumulated other comprehensive loss was $334 at December 31, 2023. Accumulated other comprehensive income was $945 at December 31, 2022. Foreign currency net loss was $1,279 for the year ended December 31, 2023. Foreign currency net income was $888 for the year ended December 2022.

NOTE 5 - SUBSEQUENT EVENTS

Eco Bright reviewed subsequent events through April 29, 2024, the date the financial statements were available to be issued.

EXHIBIT INDEX

Exhibit Number	Exhibit Description

3.1	Action of Incorporator of Eco Bright Future, Inc (incorporated by reference)

3.2	Articles of Incorporation Amended and Restated of Eco Bright Future, Inc.

3.3	Bylaws (incorporated by reference)

4.1	Form of Subscription Agreement (incorporated by reference)

23.1	Consent of Independent Registered Public Accounting Firm

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ECO BRIGHT FUTURE INC.
(Registrant)

Date:	May 16, 2024	By:	/s/ George Athanasiadis
George Athanasiadis
President/Director
Eco Bright Fugure, Inc.